EXHIBIT 3.9

AMENDMENT NO. 1

TO THE THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PLAINS MARKETING, L.P.

This Amendment No. 1 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Plains Marketing, L.P., dated as of April 1, 2004 (and as amended to the date hereof, the “Partnership Agreement”), is hereby adopted effective as of December 31, 2010, by Plains Marketing GP Inc., a Delaware corporation (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

WHEREAS, the General Partner has determined, in its discretion, that this Amendment does not adversely affect the Limited Partners in any material respect;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.               Section 4.3 is hereby amended to read in full as follows:

A limited partner may transfer (i) all, but not less than all, of its Partnership Interest as a limited partner in connection with the merger, consolidation or other combination of such limited partner with or into any other Person or the transfer by such limited partner of all or substantially all of its assets to another Person or (ii) all or a portion of its Partnership Interest as a limited partner to one or more Affiliates, and following any such transfer such Person or Affiliate may become a Substituted Limited Partner pursuant to Article X. Except as set forth in the immediately preceding sentence and in Section 5.2, or in connection with any pledge of (or any related foreclosure on) a Partnership Interest as a limited partner solely for the purpose of securing, directly or indirectly, indebtedness of the Partnership or the MLP, and except for the transfers contemplated by Sections 5.2 and 10.1, a limited partner may not transfer all or any part of its Partnership Interest or withdraw from the Partnership.

Section 2.               Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3.               This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Texas, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

PLAINS MARKETING GP INC.

By:	/s/ Tim Moore
Name:	Tim Moore
Title:	Vice President